EXHIBIT 99.1

In Memoriam - Friend, Scientific Innovator and Leader Dr. Dale B. Schenk has Passed Away

DUBLIN, Ireland, Sept. 30, 2016 (GLOBE NEWSWIRE) -- Prothena Corporation plc (Nasdaq:PRTA), announced today that its Co-founder, President and Chief Executive Officer, Dr. Dale B. Schenk, passed away this morning, after confronting his pancreatic cancer with the same courage, determination and humor that pervaded all areas of his life.

"Dale was a dear friend and colleague, and the broader scientific community has lost an incredibly innovative and creative leader," stated Lars G. Ekman, MD, PhD, Chairman of the Prothena Board of Directors. "Dale will be remembered not only for his pioneering work in protein immunotherapy that laid the foundation for many of today's most promising therapeutic approaches, but also as a courageous scientist and business leader with a terrific sense of humor. His infinite energy and passion for applying scientific discoveries toward the development of new medicines for untreatable diseases leaves a lasting legacy to science and patients, and will continue to inspire us. On behalf of the Board of Directors, Prothena management team and employees, we deeply mourn his loss and extend our sympathies to his family."

The Board is meeting shortly regarding succession and an announcement will follow.

Dr. Schenk began his career as a researcher and pioneered the immunotherapeutic approach for the treatment of protein misfolding diseases, as exemplified by Alzheimer's disease; his groundbreaking approaches to understanding neurological diseases have brought about advances in the broader pharmaceutical industry.

Over the course of his career, Dr. Schenk inspired and mentored dozens of scientists, and his approach to research and development was characterized by creativity, collaboration, and determination. Under his leadership at Prothena, the Company has advanced a new class of protein immunotherapies that seek to fight devastating diseases including AL amyloidosis and Parkinson's disease. Prior to founding Prothena, Dr. Schenk was executive vice president and chief scientific officer of Elan. Notably, he was the lead researcher on Elan's experimental vaccine designed to fight Alzheimer's, with groundbreaking work that earned him the coveted Potamkin Prize from the American Academy of Neurology (AAN). When he won the award, it was the first time that the honor had been bestowed on an industry scientist.

About Prothena

Prothena Corporation plc is a global, late-stage clinical biotechnology company seeking to fundamentally change the course of progressive diseases with its clinical pipeline of novel therapeutic antibodies. Fueled by its deep scientific understanding built over decades of research in protein misfolding and cell adhesion - the root causes of many serious or currently untreatable amyloid and inflammatory diseases - Prothena is establishing a fully integrated research, development and commercial focus and has advanced several drug candidates into clinical studies while pursuing discovery of additional novel therapies. Our pipeline of antibody-based product candidates targets a number of potential indications including AL amyloidosis (NEOD001), Parkinson's disease and other related synucleinopathies (PRX002), inflammatory diseases, including psoriasis and psoriatic arthritis (PRX003), and ATTR amyloidosis (PRX004). For more information, please visit the company's website at www.prothena.com.

Contacts:

Investors: Tran Nguyen, CFO 650-837-8535, IR@prothena.com

Media: Ellen Rose, Head of Communications 650-922-2405, ellen.rose@prothena.com